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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: MERRILL LYNCH DISCIPLINED GROWTH FUND, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

              800 Scudders Mill Road
              Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2000

Name and Address of Agent for Service of Process:

              Michael J. Hennewinkel
              800 Scudders Mill Road
              Plainsboro, New Jersey  08536

              Mailing Address:
              P.O. Box 9011
              Princeton, New Jersey  08543-9011

Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

              YES  [X]                         NO  [ ]


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                                   SIGNATURES


Form of signature if the Registrant is an investment company having a Board of
Directors:

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 20th day of April, 1999.



Signature:

                          MERRILL LYNCH DISCIPLINED GROWTH FUND, INC.



                          By:  /s/ PHILLIP GILLESPIE
                             -----------------------------------------------
                               Phillip Gillespie, Director and President




Attest:



By:  /s/ ROBERT HARRIS
   ----------------------------------------
     Robert Harris, Director and Treasurer